Exhibit 99.1

For Immediate Release

November 13, 2017

Investor Relations Contact:
Christopher J. Brodhead
Senior Vice President, Investor Relations
chris.brodhead@broadstone.com
585.287.6499

Third Quarter 2017 Operating Results

Dear Shareholders – We are pleased to provide you with the results of Broadstone Net Lease, Inc.’s (“BNL,” “we,” “our,” or the “Company”) operations for the third quarter of 2017. More information on BNL’s Q3 performance is available in BNL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the SEC on November 13, 2017 (“Q3 2017 10-Q”), which is available free of charge on the SEC’s public website.

“BNL continued to grow its real estate portfolio during the third quarter of 2017,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We acquired $159.2 million of properties via seven real estate acquisitions, bringing our total acquisitions for the year to $352.0 million at a weighted average initial cash capitalization rate of 7.4%. While our per share results have been impacted by the timing difference between ongoing equity raises and capital deployment, we’ve maintained diligence in our credit underwriting standards, focusing on long-term growth and continual enhancements to the credit profile of our portfolio. We maintain our dedication to quality investments and achieving an appropriate risk-adjusted return for our shareholders.”

THIRD QUARTER 2017 HIGHLIGHTS

For the three and nine months ended September 30, 2017, we:

-

Generated earnings per share (on a GAAP basis), including amounts attributable to noncontrolling interests, of $0.68 for the three months ended September 30, 2017, and $2.36 for the nine months ended September 30, 2017.

-

Generated funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, of $1.42 per diluted share for the three months ended September 30, 2017, and $4.43 per diluted share for the nine months ended September 30, 2017.

-	Generated adjusted funds from operations (“AFFO”) of $1.30 per diluted share for the three months ended September 30, 2017, and $4.04 per diluted share for the nine months ended September 30, 2017.
-

Subsequent to quarter end, the Independent Directors Committee of our Board of Directors approved increasing the Determined Share Value (“DSV”) to $81.00 per share, from $80.00 per share, which will remain in effect through January 31, 2018.

-

Also subsequent to quarter end, our Board of Directors declared monthly distributions of $0.415 per share of our common stock and unit of membership interest in Broadstone Net Lease, LLC, our operating company (the “Operating Company”) to be paid by us to our stockholders and members of the Operating Company (other than us) of record prior to the end of November 2017, December 2017, and January 2018.

-

Closed seven real estate acquisitions during the three months ended September 30, 2017, totaling $159.2 million, excluding capitalized acquisition expenses, adding 22 new properties at a weighted average initial cash capitalization rate of 7.7%. The properties acquired had a weighted average remaining lease term of 13.0 years at the time of acquisition with weighted average annual rent increases of 1.8%.

-

Received $79.2 million in investments from new and existing stockholders during the three months ended September 30, 2017. As of the end of the quarter we had 2,546 common stockholders and 51 holders of noncontrolling membership units in the Operating Company.

-	Collected over 99% of rents due during the three and nine months ended September 30, 2017, and maintained a 100% leased portfolio.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes a discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure.

FINANCIAL RESULTS

Total Revenues

Total revenues increased by $9.2 million, or 24.9%, to $46.2 million for the three months ended September 30, 2017, compared to $37.0 million for the three months ended September 30, 2016.

Total revenues increased by $28.7 million, or 27.7%, to $132.1 million for the nine months ended September 30, 2017, compared to $103.4 million for the nine months ended September 30, 2016.

The increase in total revenues during the three and nine months ended September 30, 2017, is primarily the result of growth in our real estate portfolio. During the nine months ended September 30, 2017, we closed 14 real estate acquisitions and acquired $352.0 million in real estate, comprised of 70 new properties. We capitalized approximately $6.6 million in acquisition expenses and $2.6 million in leasing fees as part of the acquisitions.

Net Income

Net income decreased by $2.4 million, or 15.7%, to $13.0 million for the three months ended September 30, 2017, compared to $15.4 million for the three months ended September 30, 2016.

Net income increased by $16.3 million, or 61.4%, to $42.7 million for the nine months ended September 30, 2017, compared to $26.5 million for the nine months ended September 30, 2016.

The decrease in net income for the three months ended September 30, 2017, is a result of $2.6 million in asset impairment charges recognized on four of our properties during the period. We review our assets for possible impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If an impairment is present because the carrying value of an asset is not deemed to be recoverable, we are required to recognize an impairment charge equal to the amount the carrying value of the asset exceeds its fair value. We did not recognize any impairment during the three months ended September 30, 2016.

The remaining fluctuation in net income, including an overall $16.3 million increase in net income during the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016, is primarily the result of growth in our real estate portfolio. Additionally, during the three and nine months ended September 30, 2017, we recognized a gain on sale of real estate of $4.1 million and $10.3 million, respectively, compared to $3.0 million and $4.1 million for the comparable 2016 periods. The fluctuation in net income was also impacted by our adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, (“ASU 2017-01”), effective January 1, 2017, on a prospective basis, which requires us to capitalize all acquisition expenses. During the three and nine month periods ended September 30, 2017, we capitalized $2.4 million and $6.6 million, respectively, in acquisition expenses. For the three and nine month periods ended September 30, 2016, we expensed approximately $2.4 million and $8.3 million, respectively, in acquisition expenses as incurred.

FFO

FFO increased by $2.6 million, or 10.8%, to $27.2 million for the three months ended September 30, 2017, compared to $24.5 million for the three months ended September 30, 2016.

FFO increased by $24.3 million, or 43.7%, to $80.0 million for the nine months ended September 30, 2017, compared to $55.7 million for the nine months ended September 30, 2016.

The increase in FFO is primarily driven by increased revenue year-over-year as a result of growth in our real estate investment portfolio. FFO growth was slightly ahead of net income growth due to increased real property depreciation and amortization during the three and nine months ended September 30, 2017, an FFO add-back, as compared to the comparable 2016 periods. As noted above, we adopted ASU 2017-01, effective January 1, 2017, on a prospective basis, which requires us to capitalize all acquisition expenses. During the three and nine month periods ended September 30, 2017, we capitalized $2.4 million and $6.6 million, respectively, in acquisition expenses. For the three and nine month periods ended September 30, 2016, we expensed approximately $2.4 million and $8.3 million, respectively, in acquisition expenses as incurred. As the acquisition expenses are capitalized to the cost basis of the properties acquired and amortized over their respective useful lives, there is a corresponding increase to depreciation and amortization expense.

AFFO

AFFO increased by $4.3 million, or 21.2%, to $24.8 million for the three months ended September 30, 2017, compared to $20.5 million for the three months ended September 30, 2016.

AFFO increased by $15.9 million, or 27.8%, to $72.9 million for the nine months ended September 30, 2017, compared to $57.1 million for the nine months ended September 30, 2016.

In addition to the factors driving net income and FFO growth, AFFO growth was partially impacted by the (gain) loss on interest rate swaps and other non-cash interest expense recognized during the periods. For the nine months ended September 30, 2017, we recognized a deduction, and for the nine months ended September 30, 2016 we recognized an add-back. Ineffectiveness during the nine months ended September 30, 2016, resulting in an add-back to AFFO, was attributable to inconsistencies in certain terms between the interest rate swaps and the loan agreements for the unsecured term notes and revolver. The interest rate swaps continued to qualify for hedge accounting, with the effective portion of mark-to-market adjustments included in accumulated other comprehensive income. During the fourth quarter of 2016, we amended the terms of the credit agreements, thereby reversing the impact of the ineffectiveness and rendering a $0 full-year 2016 impact to the consolidated income statement. During the nine months ended September 30, 2017, we recognized a deduction to AFFO of $1.2 million related to the termination of an interest rate swap that occurred concurrent with the paydown of a mortgage. During the three months ended September 30, 2016, ineffectiveness on the interest rate swaps, referenced above, resulted in a deduction to AFFO of $3.0 million. For the three months ended September 30, 2017, we did not recognize any interest rate swap ineffectiveness.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2017, we owned a diversified portfolio of 477 individual net leased commercial properties located in 37 states comprising approximately 14.1 million rentable square feet of operational space. As of September 30, 2017, our properties were 100% leased to 119 different commercial tenants, with no single tenant accounting for more than 5% of our annual rental stream.

During the quarter, we acquired 22 properties via seven transactions for $159.2 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 7.7%. The properties acquired had a weighted average lease term of 13.0 years at the time of acquisition and weighted average annual rent increases of 1.8%. The properties we acquired were spread across the retail, industrial, healthcare, and other (corporate office) industries.

We also strategically disposed of four properties during the quarter for a gain of $4.1 million. Our management team plans to continue to be strategic in its disposition activities. Opportunistic dispositions can improve the overall quality of our portfolio and capture value for shareholders, as some assets are sold for premiums, and the proceeds can in turn be redeployed into accretive investments.

CAPITALIZATION/BALANCE SHEET UPDATE

During the third quarter, we continued to enjoy solid access to equity capital from a variety of sources with more than $79.2 million of new capital invested by stockholders. $68.8 million was invested in cash and $10.4 million was raised via our Distribution Reinvestment Plan (“DRIP”). Approximately 45% of our investors participate in the DRIP, calculated based on the number of shares of our common stock and membership units in the Operating Company outstanding.

In addition to continued equity raises, we increased the outstanding borrowings on our revolver to $126.5 million in order to partially fund the $159.2 million in acquisitions during the quarter. At quarter end, the Company’s total outstanding borrowings, gross of deferred debt issuance costs, were $910.1 million, providing a leverage ratio of approximately 36.5% of the approximate market value of the Company’s assets.

While our current leverage ratio of 36.5% is within our targeted leverage range of 35% to 45% of the approximate market value of our assets, our performance for the three and nine month periods ended September 30, 2017, has been impacted by the difference in timing between ongoing equity raises and capital deployment. Our monthly equity closings, which approximated $27.7 million per month during the nine months ended September 30, 2017, were sourced ratably throughout the year, while our capital deployment has historically been weighted towards the second half of the year. In order to better balance the timing of equity capital inflows and deployment outflows, and to bring our leverage ratio closer to 40% and the upper half of our targeted leverage range, subsequent to quarter end, we implemented a queue and established a cap on new and additional investments at our monthly equity closings. The use and amount of the cap will be dependent on a number of factors, including strategic capital deployment, our acquisition pipeline, and market conditions, amongst other things. The cap will only apply to new or additional investments, and will not apply to our DRIP or equity capital received in connection with UPREIT transactions. Currently, we plan to announce whether a cap on the amount of new and additional investments will be imposed, and the amount of that cap, in our earnings release for the next three subsequent equity closings. For the months of November 2017, December 2017, and January 2018, new and additional investments will be limited to $15 million per month. We plan to utilize a higher percentage of debt capital to fund acquisitions during this time period, allowing us to take advantage of the lower cost of debt and incrementally raise our leverage ratio, while still maintaining a conservative leverage strategy within our targeted range.

DETERMINED SHARE VALUE

At its November 7, 2017, meeting, the Independent Directors Committee of our Board of Directors (the “IDC”) voted to increase the DSV to $81 per share for the period from November 1, 2017, through January 31, 2018. At $81 per share, the implied capitalization rate for the Company’s portfolio is 6.75%. The DSV is established in good faith by the IDC based on the net asset value (“NAV”) of our portfolio, input from management, and such other factors as the IDC may determine. Additional information regarding the Company’s valuation policy and procedures, and the determination of the DSV by the IDC, is available in the registration statement on Form 10 we filed with the SEC on June 29, 2017.

DISTRIBUTIONS

At its November 7, 2017, meeting, our Board of Directors declared monthly distributions of $0.415 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record prior to the end of November 2017, December 2017, and January 2018:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.415	November 29, 2017	December 15, 2017
$0.415	December 28, 2017	January 15, 2018
$0.415	January 30, 2018	February 15, 2018

Investors may purchase additional shares of our common stock via cash investment (and the completion of a supplemental subscription agreement), or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of BNL’s operating results, we will host a conference call on Monday, November 13, 2017, at 12:00 p.m. EDT to discuss the results. To access the live webcast, or view a replay after the call, please use the following web address. A replay of the call will be available on the Disclosures page of Broadstone.com until December 1, 2017.

https://services.choruscall.com/links/bnl171113.html

A telephone conference will be available by dialing +1 (415) 930-5321. When prompted, please provide the access code: 769-940-633

INVESTOR PRESENTATION

Our current investor presentation on the Company’s third quarter 2017 financial and operating results is available on the Disclosures page of Broadstone.com.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, triple-net leased properties located throughout the United States, primarily via sale and leaseback transactions. With a diversified portfolio of over 477 healthcare, industrial and retail properties in 37 states, the Company targets individual or portfolio acquisitions within the $10 million to $200+ million range.

There are currently more than 2,500 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum investment of $500,000. Shares are offered directly by BNL via private placement. Please see certain important disclosures regarding BNL at broadstone.com/disclosures.

For more information on BNL, please visit our website at www.broadstone.com

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per dilutive share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Rental income from operating leases	$43,233	$34,806	$123,890	$96,779
Earned income from direct financing leases	968	1,143	3,175	3,406
Operating expenses reimbursed from tenants	1,995	1,056	4,908	3,059
Other income from real estate transactions	39	5	117	176
Total revenues	46,235	37,010	132,090	103,420

Operating expenses
Depreciation and amortization	15,643	12,114	44,969	33,273
Asset management fees	3,844	2,789	10,666	7,770
Property management fees	1,249	1,010	3,635	2,868
Acquisition expenses	-	2,367	-	8,256
Property and operating expense	2,009	1,184	4,710	3,005
General and administrative	1,173	598	3,297	1,951
State and franchise tax	301	71	511	181
Provision for impairment of investment in rental properties	2,608	-	2,608	-
Total operating expenses	26,827	20,133	70,396	57,304

Operating income	19,408	16,877	61,694	46,116

Other income (expenses)
Preferred distribution income	187	181	550	531
Interest income	127	4	354	9
Interest expense	(9,380)	(4,576)	(25,182)	(24,166)
Cost of debt extinguishment	(1,404)	(52)	(5,019)	(105)
Gain on sale of real estate	4,052	2,983	10,332	4,089
Net income	12,990	15,417	42,729	26,474

Net income attributable to non-controlling interests	(1,042)	(1,459)	(3,460)	(2,600)
Net income attributable to Broadstone Net Lease, Inc.	$11,948	$13,958	$39,269	$23,874

Weighted average number of common shares outstanding
Basic	17,617	13,647	16,607	12,738
Diluted	19,147	15,074	18,069	14,154
Net Earnings per common share
Basic and diluted	$0.68	$1.02	$2.36	$1.87

Comprehensive income (loss)
Net income	$12,990	$15,417	$42,729	$26,474
Other comprehensive income (loss)
Change in fair value of interest rate swaps	283	1,280	(1,448)	(20,551)
Realized loss on interest rate swaps	-	-	(873)	-
Comprehensive income	13,273	16,697	40,408	5,923
Comprehensive income attributable to non-controlling interests	(1,046)	(1,581)	(3,271)	(443)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$12,227	$15,116	$37,137	$5,480

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2017	2016
Assets
Accounted for using the operating method, net of accumulated depreciation	$1,891,708	$1,637,700
Accounted for using the direct financing method	41,612	47,271
Investment in rental property, net	1,933,320	1,684,971

Cash and cash equivalents	13,698	21,635
Restricted cash	925	1,468
Accrued rental income	47,766	36,577
Tenant and other receivables, net	1,120	355
Tenant and capital reserves	897	767
Prepaid expenses and other assets	699	260
Notes receivable	6,527	6,527
Investment in related party	10,000	10,000
Interest rate swap, assets	7,493	9,598
Intangible lease assets, net	205,469	168,121
Debt issuance costs – unsecured revolver, net	3,139	446
Leasing fees, net	13,046	11,329
Total assets	$2,244,099	$1,952,054

Liabilities and equity
Unsecured revolver	$126,500	$102,000
Mortgages and notes payable, net	57,883	106,686
Unsecured term notes, net	721,907	657,891
Interest rate swap, liabilities	7,119	10,217
Accounts payable and other liabilities	18,426	17,396
Due to related parties	1,688	364
Tenant improvement allowances	6,627	9,490
Accrued interest payable	4,880	1,602
Intangible lease liabilities, net	66,303	47,871
Total liabilities	1,011,333	953,517

Commitments and contingencies (See Note 16)

Equity
Broadstone Net Lease, Inc. stockholder’s equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value; 80,000 shares authorized, 18,260 and 15,158 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	18	15
Additional paid-in capital	1,253,431	1,009,431
Subscriptions receivable	(470)	(9,790)
Cumulative distributions in excess of retained earnings	(112,725)	(89,960)
Accumulated other comprehensive income	(40)	2,092
Total Broadstone Net Lease, Inc. stockholders’ equity	1,140,214	911,788
Non-controlling interests	92,552	86,749
Total equity	1,232,766	998,537
Total liabilities and equity	$2,244,099	$1,952,054

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and nine months ended September 30, 2017 and 2016. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted computation per share:

	For the three months ended		For the nine months ended
(in thousands, except per share data)	September 30,		September 30,
	2017	2016	2017	2016
Net income	$12,990	$15,417	$42,729	$26,474
Real property depreciation and amortization	15,643	12,114	44,969	33,273
Gain on sale of real estate	(4,052)	(2,983)	(10,332)	(4,089)
Asset impairment	2,608	—	2,608	—
FFO	$27,189	$24,548	$79,974	$55,658
Capital improvements / reserves	(49)	(49)	(147)	(147)
Straight line rent adjustment	(4,520)	(3,759)	(12,585)	(9,761)
Cost of debt extinguishment	1,404	52	5,019	105
Amortization of debt issuance costs	486	456	1,343	1,279
Amortization of net mortgage premiums	205	(48)	135	(143)
(Gain) Loss on interest rate swaps and other non-cash interest expense	—	(2,991)	(1,280)	2,219
Amortization of lease intangibles	99	(100)	487	(373)
Acquisition expenses	—	2,367	—	8,256
AFFO	$24,813	$20,476	$72,946	$57,093

Diluted WASO(1)	19,147	15,074	18,069	14,154

Net earnings per share, basic and diluted	$0.68	$1.02	$2.36	$1.87
FFO per diluted share	1.42	1.63	4.43	3.93
AFFO per diluted share	$1.30	$1.36	$4.04	$4.03

(1)	Weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non- GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the 2002 White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, acquisition expenses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude transaction costs associated with acquiring real estate subject to existing leases, including the amortization of lease intangibles, as well as acquisition expenses paid to our Asset Manager that are based on a percentage of the gross acquisition purchase price. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We believe excluding acquisition expenses provides investors a view of the performance of our portfolio over time. In connection with our adoption of ASU 2017-01, effective January 1, 2017, and on a prospective basis, we capitalize all acquisition expenses as part of the cost-basis of the tangible and intangible assets acquired. Therefore, effective January 1, 2017, we will no longer adjust for acquisition expenses in our AFFO computation. We also exclude the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.